UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933
Release No. 11292 / June 25, 2024

SECURITIES EXCHANGE ACT OF 1934
Release No. 100415 / June 25, 2024

ADMINISTRATIVE PROCEEDING
File No. 3-21976

In the Matter of **META MATERIALS, INC. (f/k/a TORCHLIGHT ENERGY RESOURCES, INC.)** **Respondent.**	**ORDER INSTITUTING CEASE-AND-DESIST PROCEEDINGS PURSUANT TO SECTION 8A OF THE SECURITIES ACT OF 1933 AND SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934, MAKING FINDINGS, AND IMPOSING A CEASE-AND-DESIST ORDER**

I.

The Securities and Exchange Commission ("Commission") deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 8A of the Securities Act of 1933 ("Securities Act") and Section 21C of the Securities Exchange Act of 1934 ("Exchange Act") against Meta Materials, Inc. ("Respondent").

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the "Offer") which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission's jurisdiction over him and the subject matter of these proceedings, which are admitted, Respondent consents to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order ("Order"), as set forth below.

III.

On the basis of this Order and Respondent's Offer, the Commission finds[1] that:

Summary

1. In June 2021, Respondent raised $137.5 million in an at-the-market offering (the "ATM Offering"). Leading up to the offering and in connection with a merger, Respondent engaged in a scheme to inflate the price of its stock and defraud investors through numerous material misstatements and omissions about the potential value of a stock dividend to be issued as part of the merger. As a result of its fraudulent conduct, Respondent sold 16.2 million shares during its ATM Offering for tens of millions of dollars more than it could have absent its efforts to inflate its stock price.

2. Respondent artificially inflated the value of its common stock by structuring a merger between its predecessor entities (Torchlight Energy Resources and Metamaterial Inc.) to include an unregistered preferred stock dividend that would not be immediately publicly tradeable (the "Preferred Dividend"), specifically designed to cause a "short squeeze." Respondent privately and selectively disseminated—through paid consultants, private conversations with investors, and via social-media messages—the theory that the Preferred Dividend would cause a short squeeze by forcing short-sellers in Respondent's stock to cover their positions before Torchlight issued the Preferred Dividend or risk violating their short contracts by having difficulty delivering the Preferred Dividend when the merger closed. But Respondent never disclosed in its public filings its intent to cause a short squeeze, and it waited until the last minute to announce the ATM Offering to capitalize on what Respondent believed would be a short-term price inflation of its stock.

3. In support of its scheme, Respondent made false and misleading statements about the Preferred Dividend, which entitled its holders to receive the net proceeds of the sale of Respondent's oil and gas assets. In its public filings, Respondent misrepresented the status of its efforts to market and sell those assets while concealing a planned spin-off of the assets into a new entity. Further, in May 2021, Respondent's incoming Chief Executive Officer baselessly claimed that the value of the Preferred Dividend could be between $1 and $20 per share when, in fact, a valuation study by Respondent's investment bankers only supported a per-share value range of $0.03 to $0.83.

4. Respondent's scheme occurred against the backdrop of a lax internal control environment. Respondent failed to devise and maintain internal accounting controls and make and keep adequate books and records by failing to account properly for the disposition of corporate assets or the recognition of legitimate expenses related to a series of payments made to stock promoters who rendered services to the company without any documentation. In addition, Respondent paid consulting fees designed to conceal the recruitment and compensation of a team

[1] The findings herein are made pursuant to Respondent's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

of individuals that were retained to spin-off Respondent's oil and gas assets into a new entity at the same time that Respondent touted in its public statements its intention to make efforts to sell the oil and gas assets and distribute the net proceeds to Preferred Dividend holders.

Respondent

5. Meta Materials, Inc. ("Meta II" or "Respondent") is a Nevada corporation headquartered in Dartmouth, Nova Scotia, Canada. Meta II was created on June 28, 2021 through a reverse merger between: (i) Torchlight Energy Resources, Inc. ("Torchlight"), a publicly traded Texas corporation headquartered in Plano, Texas that purported to be in the business of oil and gas exploration and production, then listed on the Nasdaq under the ticker symbol "TRCH"; and (ii) Metamaterial, Inc. ("Meta I"), a Canadian headquartered company then listed on the Canadian Securities Exchange and focused on early-stage applied materials technology research and development. Today, Meta II's common stock, which trades under the Nasdaq ticker symbol "MMAT," is registered with the Commission pursuant to Section 12(b) of the Exchange Act. Concurrent with the merger, Torchlight issued the Preferred Dividend to Torchlight shareholders of record as of June 24, 2021, and Torchlight shares became Class A Preferred Shares of Meta II after the merger closed.

Other Relevant Individuals

6. John A. Brda, age 59, resides in St. Louis, Missouri. Brda served as Torchlight's CEO from 2014 through its merger with Meta I on June 28, 2021. Post-merger, Brda held a consulting role with Meta II through late 2022.

7. Georgios "George" Palikaras, age 42, is a Greek citizen who resides in Halifax, Nova Scotia, Canada. From 2011 to 2021, Palikaras was Meta I's President & CEO. Upon Meta II's creation, Palikaras became President & CEO of Meta II and served on its board of directors ("Board"). In October 2023, Meta II terminated Palikaras and he subsequently resigned from the Board.

Background

Torchlight's Plan to Use a Preferred Dividend to Cause a Short Squeeze

8. In early 2020, after selling off essentially all of its revenue-generating oil and gas properties, Torchlight faced an uncertain future: its stock traded below $1.00 per share, Nasdaq issued a delisting warning, and its auditors issued a going-concern warning. In response to Torchlight's predicament, Brda, Torchlight's CEO, implemented a plan:

- Find a merger partner who desired Torchlight's Nasdaq listing but not its remaining oil and gas assets;

- Issue a Preferred Dividend in the form of preferred stock that would not be listed or traded on any exchange as part of the merger structure, ostensibly to allocate proceeds from the sale of Torchlight's remaining oil and gas assets to legacy Torchlight shareholders;
- Market and promote the Preferred Dividend to emphasize to the market that short sellers would have difficulty obtaining the Preferred Dividend without owning Torchlight stock, thus pressuring short sellers to close their positions or obtain Torchlight stock before the record date for the Preferred Dividend ("Record Date"), temporarily inflating the price of Torchlight's common stock;
- Leverage the resulting inflated common stock price to raise capital through an ATM Offering and remove debt through debt conversion; and
- Use capital raised through the ATM Offering to drill wells required to maintain Torchlight's remaining oil and gas leases.

9. Brda explained his plan—including the use of the Preferred Dividend to pressure short sellers—to members of Torchlight's Board of Directors, its investment banker, and several prospective merger partners, including Palikaras and the Meta I Board of Directors. From its earliest conception, in brainstorming the plan with Torchlight's Chairman and its lead banker in June 2020, Brda explained that, "[b]y issuing a Pref to [Torchlight] shareholders of record at closing, and announcing it as part of the [merger agreement], the short position which is quite extensive will be forced to cover." Also in June 2020, Brda explained to a potential merger partner that he expected Torchlight's stock price to increase "temporarily because of the short squeeze" while acknowledging that the resulting price increase would be "unsustainable." In initial merger discussions, Brda explained to Palikaras how the deal structure could create a short squeeze and the plan to "[p]lay up the [preferred share] dividend to make sure the shorts understand their dilemma."

Torchlight, Brda, and Palikaras Promoted the Short Squeeze Narrative

Brda Caused Torchlight to Make Public Statements to "Play Up" the Preferred Dividend

10. Torchlight never directly disclosed in any public filing the full scope of Brda's plan to use the Preferred Dividend to create a short squeeze. In Torchlight's 2020 Form 10-K filed March 18, 2021, Torchlight disclosed that "[t]he market price of our common stock may be influenced by many factors," including among "many" other factors, "actual or purported 'short-squeeze' trading activity." However, Torchlight did not publicly disclose that the Preferred Dividend could cause a short squeeze, much less that the Preferred Dividend was designed to create a short squeeze or that the ATM Offering was conducted to "take advantage of the squeeze." Instead, Torchlight's 2020 Form 10-K stated that "we have no reason to believe our shares would be the target of a short squeeze," which was directly contrary to the statements that Respondent and its executives made privately about the Preferred Dividend and the plan to create a short squeeze.

11. Instead, in reports filed with the Commission and in public statements, Brda and Torchlight focused attention on the Preferred Dividend and the supposed net profits from the sale of Torchlight's oil and gas assets that Preferred Dividend holders could expect to receive, highlighting the Preferred Dividend in the announcement of the merger, the announcement of a final signed merger agreement, and the proxy filings concerning the merger. Torchlight also emphasized in its proxy filings that the Preferred Dividend would not be registered, would not be listed on any national exchange, and would not be "freely transferrable" unless an exemption applied. Brda believed that once short sellers understood it would be difficult acquire the Preferred Dividend in the market, they would be forced to cover their short positions in Torchlight because they would otherwise have difficulty obtaining the Preferred Dividend to comply with the terms of their short contracts, which would require them to deliver the proceeds or equivalent value of an in-kind dividend like Torchlight's Preferred Dividend. The company planned to leverage this short-covering activity by issuing shares via an ATM Offering and removing debt through equity conversions. But neither Torchlight nor Brda explained the full plan in public; rather, they selectively disseminated portions of the plan through consultants, via hints dropped on social media, and to select investors.

Torchlight and Brda Used Consultants to Spread Their Short Squeeze Theory to Investors

12. Torchlight paid individual consultants to communicate with Torchlight's current or potential shareholders. Through these consultants—two of whom Brda introduced to Palikaras as his "guys on stock support"—Brda communicated selective information about the merger to investors. For example, Brda emailed two of the consultants a slide presentation containing the plan to "[p]lay up the dividend to make sure the shorts understand their dilemma."

13. On the day that Torchlight and Meta I announced their letter of intent to merge, Brda forwarded the consultants a draft press release announcing the merger, complaining that the stock price had not moved enough, "I think people don't understand the dividend properly." On September 21, 2020, Brda forwarded to two consultants the press release that Torchlight issued that day, announcing that it had entered into a letter of intent with Meta I to merge, and the following exchange occurred:

> **Brda:** We need your guys to embrace it. IMO, you get the [Torchlight] value up to $1 and then the 25% of META is free. Lots of room to build a nice position.
>
> **Consultant:** Agreed, Everyone I've spoke [sic] to today love it and are buying more and are long term investors! TONS of volume but not moving up?
>
> **Brda:** I think people don't understand the dividend properly.
>
> **Consultant:** I agree, I'm explaining it and I can hear the light come on while I'm talking to people.

14. In January 2021, Brda emailed information about the outstanding short position in Torchlight to the stock-support consultants and wrote, "[w]e all knew [the shorts] would come

after us one more time. They are creating a massive bubble, IMO, that is going to slingshot in our favor. The dividend is going to be a huge problem for them."

15. Other than generic contracts obligating the consultants to "introduce" the company to potential investors, Torchlight kept no records documenting why Torchlight paid the stock-support consultants $3,000 to $5,000 per month plus stock warrants for their services.

Torchlight, Brda, and Palikaras Promoted the Short Squeeze Narrative in Communications with Select Investors and Select Prospective Investors

Virtual Investor Conference

16. During Spring 2021, Brda and Palikaras conducted meetings with investors through conferences organized by Torchlight's financial advisors. From March 16-18, 2021, Brda and Palikaras met with a series of institutional investors at a virtual investor conference. During these meetings, Brda and Palikaras pitched the justification for the merger to one investor group at a time, and Brda explained to at least one investment firm the potential for the Preferred Dividend to cause a short squeeze and Torchlight's plan to conduct a substantial ATM Offering concurrent with the merger close. In contrast, Torchlight never disclosed in its public filings the Preferred Dividend's potential impact on short sellers, and it waited to publicly disclose the ATM Offering until June 16, 2021.

Italian Investor Call

17. In May 2021, Torchlight's investor relations firm set up several virtual meetings with a group of Italian shareholders that Torchlight believed held more than one million shares of its common stock. Brda attended one of the meetings, and Palikaras attended another. The stated purposes of the meetings were to solicit the Italian shareholders' proxy votes in favor of the merger and to encourage the investors to hold the common stock of the post-merger company. During his May 13, 2021 meeting with Italian shareholders (the "Italian Investor Call"), Palikaras described the plan to use the Preferred Dividend to create a short squeeze on several occasions, for example:

> And there is one more element to add here, which is the, let's call the x-factor. If you notice the **Torchlight stock is massively shorted** … **This deal is set up not to give a [cash] dividend at closing…** As a result, there is **no physical way for the shorts to cover the stock when the time to close**, and we believe … **the close, it's called a short squeeze**… (emphasis added).

18. On June 7, 2021, a user posted on social media a screenshot purporting to show that the user recorded the Italian Investor Call. The user claimed they participated in the call and summarized their takeaways, including that the Preferred Dividend would "create a short squeeze as there are many short stocks to cover before the merger!!" Three days later, a Reddit user posted a partial audio recording of Palikaras's comments during the Italian Investor Call, including the plan to create a short squeeze.

Torchlight, Brda, and Palikaras Promoted the Short Squeeze Narrative, Including on Social Media

19. Palikaras and Brda also used Twitter to tout the Preferred Dividend and short squeeze theory. For instance, on June 7, 2021, one week before Torchlight announced the Record Date, Brda posted on Torchlight's Twitter account a video discussing short squeezes in the context of other stocks. After viewing the tweet, Palikaras texted Brda, advising caution: "I don't think you should be sharing posts on the short squeeze…yet. Just my two cents. ***Once it happens*** that's ok as it is fact, but [if you do it] before you are putting yourself at risk for potentially speculative content." (emphasis added).

20. Six days later, the day before Torchlight announced the Record Date, Palikaras tweeted a graphic of shorts-in-flames, kicking off a series of tweets and public statements designed to promote the short squeeze theory and encourage investors to purchase Torchlight's common stock:


George Palikaras @palikaras · Jun 13
To commemorate the $TRCH and $MMAT merger we are thinking of launching a one time, limited edition shorts-in-flames this summer. If we get 500 likes on this post we may actually do it :-) #getyourshorty #BBQseason #SundayRoast

21. Palikaras's tweet received several public replies connecting the tweet to the short squeeze theory. For example, one user responded, "You should set the price of the shorts the price of TRCH at the end of the short squeeze." Another wrote, "We definitely get the reference 'Shorts Are Getting Burne[d].'"

22. The next day, on June 14, 2021, Torchlight issued a press release announcing the Record Date (June 24, 2021), kicking off the sequence of events that culminated in the ATM Offering.

Torchlight, Brda, and Palikaras Misrepresented the Value of the Preferred Dividend

23. To support their efforts to manipulate the market for Torchlight's common stock and encourage investors to buy or hold Torchlight's common stock, Torchlight and Brda misrepresented the likelihood of a distribution of the "net proceeds" from the sale of Torchlight's oil and gas assets. They encouraged investors to buy or hold Torchlight's common stock by: (1) Torchlight and Brda giving the false impression in public filings and statements that Torchlight would undertake commercially reasonable efforts to sell the oil and gas assets; (2) Torchlight and Brda referencing the net proceeds that would be distributed to Preferred Dividend holders following the sale; and (3) Palikaras providing a wholly unsupported per-share value estimate (between $1 and $20) of net proceeds payable to Preferred Dividend shareholders that became a widely circulated talking point on social media.

Torchlight and Brda Misrepresented Ongoing "Commercially Reasonable Efforts" to Sell Torchlight's Oil and Gas Assets and Distribute "Net Proceeds" in Proxy Filings and Forms 8-K

24. In public filings leading up to the merger, particularly in its preliminary and final proxy materials soliciting shareholder approval, Torchlight bolstered the potential value of the Preferred Dividend by misrepresenting that it would make "commercially reasonable efforts" to sell its oil and gas assets and distribute the net proceeds to Class A Preferred Shareholders within six months of the merger closing. In total, Torchlight repeated the claim that it would make "commercially reasonable efforts" to sell the oil and gas assets seven or eight times in each version of the proxy filings. And, references to the net proceeds to be distributed to preferred shareholders repeatedly appeared in press releases throughout the period that the merger was pending, including press releases dated April 15, 2021, May 3, 2021, and June 14, 2021 subsequently attached to current reports filed with the Commission.

25. In reality, Torchlight had no prospects to sell the oil and gas assets. Torchlight made no effort to lay the groundwork for a sale when it made the aforementioned statements. The company's records contain no evidence of any communications with specific prospects from any time in 2020 or 2021. Due to the size and unproven state of Torchlight's oil and gas assets, only a small number of very large oil companies would be viable candidates to purchase Torchlight's assets. Even Brda acknowledged that only "very specialized buyers" would be interested in Torchlight's assets and that it would take from up to a year to a year and a half to complete the sale considering the due diligence a specialized buyer would need to undertake. Torchlight's long-time investment banker, who was not retained to sell the oil and gas assets, believed that it could take two to three years to complete such a sale.

26. To the contrary, as early as December 2020, Brda had already begun planning a spin-off of the oil and gas assets into a new entity. Just days after Torchlight and Meta I signed the definitive agreement for the merger, Brda circulated to Torchlight's Chairman and other insiders presentations outlining capital formation plans for a spin-off entity, "Next Bridge Hydrocarbons, Inc." Then, in January 2021, Brda and Torchlight began paying $20,000 a month (through an

intermediary who received "consulting fees" for doing no actual work) to individuals who would form the initial management team of Next Bridge Hydrocarbons.

27. By August 17, 2021, less than 60 days after the merger closed, Meta II's board voted to drill wells required to maintain the leases, with a goal of spinning off the assets into a separate company as soon as possible. Then, in December 2022, Meta II spun out the oil and gas assets into a new company—Next Bridge Hydrocarbons—the same entity name that Brda identified when he first began to plan for a spin-off transaction in December 2020.

Palikaras's False Claim About the Value of the Preferred Share Dividend

28. On the May 13, 2021 Italian Investor Call, where Palikaras described the short squeeze to a select group of investors, he also made false and misleading statements about Torchlight's efforts to sell its oil and gas assets, and the potential values of a cash distribution of the net proceeds from that sale.

29. During the call, Palikaras claimed that Torchlight was speaking to "the right potential buyers" and that those buyers were "top tier," when, in fact, Torchlight had not identified any potential buyers and Palikaras admitted that he had no knowledge of potential buyers or active negotiations.

30. Palikaras also mentioned on the Italian Investor Call that, "according to the analysis," the value of the Preferred Dividend could be between $1-$20 per share. The $1-$20 range was wholly unsupported by a valuation study performed by Torchlight's investment bankers that Palikaras reviewed, which estimated the asset value from $0.034 to $0.83 per share. Palikaras's reference to an "analysis" gave investors the misleading impression that his value range was supportable when it was not.

31. These statements by Palikaras quickly became a topic of discussion on social media, continuing to drive mentions throughout the ATM offering period. A common refrain on social media was that the company's CEO (Palikaras) estimated that the Preferred Dividend would be worth $20 per share.

32. After the merger, Meta II's VP of Business Development emailed Palikaras and other Meta II leadership about an investor complaint citing the $1-$20 dividend range. In the email, the VP stated plainly, "[t]he dividend was never going to be worth more than $1… The math was not difficult prior to the merger: value of O&G assets / number of pre-existing TRCH shares."

Torchlight, Brda, and Palikaras Misled Investors about the Preferred Dividend.

33. The false and misleading statements by Torchlight, Brda, and Palikaras made investors believe that Meta II could quickly monetize the oil and gas assets and distribute the net proceeds to Preferred-Dividend holders post-merger. This belief incentivized Torchlight shareholders to acquire or hold the common stock through the Record Date so they would be

eligible to receive the Preferred Dividend. On July 21, 2021, just weeks after the merger closed, Meta II's CFO emailed Palikaras about the importance of demonstrating to the marketplace that Meta II took steps to diligently pursue a purchaser for the oil and gas assets before proceeding to a spin-off given the "preferred holders who are expecting to see cash for their shares."

34. As it became clear that Meta II would not immediately pay Preferred Dividend holders any net proceeds and that no Torchlight asset sale (or net proceeds therefrom) were forthcoming, investors began to complain. One investor emailed Palikaras directly on August 15, 2021, suggesting that Meta II issue stock to Preferred Dividend holders "somewhere near the middle of the proposed $1 - $20 dividend range" to "help take the sting away."

Torchlight's Market Manipulation Scheme Caught Fire

35. Brda and Palikaras privately celebrated as Torchlight's stock became a hot topic of conversation on social media in the days before the merger. Users on platforms from Twitter to Stocktwits to YouTube to Reddit discussed the merger, the Preferred Dividend, and the short squeeze. On June 14, 2021, Brda sent Palikaras an image of an online campaign promoting the short squeeze theory using the hashtag "#TORCHDAY," which succinctly summed up the plan: "Post and educate people about our short squeeze … #TORCHDAY" and "Post and educate people about our dividend ranging from $1 - $20 (deadline 06/22)." The graphic went on to explain, "[Torchlight] is a heavily shorted stock, and due to the fact a preferred share dividend is being granted to stockholders SHORTS HAVE TO COVER which can lead to a short squeeze of the stock." The Torch Day graphic also explicitly referenced Palikaras's "shorts-in-flames" tweet from the day before.

36. Social media users posted the hashtag and versions of the graphic dozens of times in the days surrounding the Record Date announcement. And users on many other social-media platforms picked up on the basic gist of the scheme to promote purchasing Torchlight common stock by June 22, 2021 to benefit from the supposed short squeeze and the Preferred Dividend worth $1-$20 per share, using other hashtags, subreddits, and iterations on the short squeeze theory.

37. Palikaras celebrated the "#TORCHDAY" campaign's impact on the price of Torchlight's stock and what it portended for the plan to use the ATM Offering to capitalize on the attention, texting Brda: "To the moon! We are happy to take $100-200m at a 20% PREMIUM TO THE MARKET and a minimum of $7 whatever is largest." (emphasis in original). Brda agreed: "I think we can get there, just need to have diamond hands."

38. The trading volume in Torchlight's common stock dramatically escalated as the merger approached. In May 2021, the average trading volume was five million shares per day. But, between the announcement of the Record Date on June 14 and the deadline to purchase Torchlight stock in order to obtain the Preferred Dividend on June 22, the average trading volume exceeded 80 million shares per day.

39. On June 14, 2021, the day after Palikaras made his "shorts-in-flames" tweet, Torchlight issued a press release, announcing the Record Date of June 24, 2021. Palikaras issued a

tweet, linking the press release and promoting the June 24th record date: "[n]ice release by $TRCH, the dividend [record] date is 06/24 (ten day notice required), there is a T plus 2 rule so last chance to be in @TRCHEnergy is Tuesday 06/22 end of day." Investors following Torchlight understood Palikaras's tweet to mean that the supposed key to ensuring the short squeeze and obtaining the Preferred Dividend that Palikaras touted would be worth $1—$20 per share was to buy or hold Torchlight stock by or through June 22, 2021. Torchlight's stock price immediately reacted, jumping from $3.58 to $5.07. It would reach $10.88 in the days leading up to the June 25 merger close.

Torchlight Profited from Its Manipulation of Torchlight's Stock Price Using the ATM Offering

40. Torchlight's Board, Meta I's Board, Brda, and Palikaras discussed their intention to raise funds at artificially inflated prices in a series of exchanges that occurred on the eve of the ATM Offering. As Torchlight's stock price rose after the announcement of the Record Date, Brda demanded a *quid pro quo* from Meta I: Torchlight (and Brda) would not go forward with the long-planned ATM Offering unless a portion of the funds raised by the ATM Offering would go toward drilling oil wells to maintain Torchlight's oil and gas leases.

41. In a memo to the Meta I team, Brda explained that Torchlight's Board would not agree to conduct the ATM Offering without assurances that they would receive the *quid pro quo* that they requested:

> We have the ATM that will be in play by Thursday morning… up to $100 Million… *Raising money prior to the dividend record date, IMO, is the best way to get maximum money and at the best price…* I believe I can get my board to approve if META would agree to lend a decent portion of the raise to [Torchlight]… Say 20% of the amount raised… *Otherwise, we have no inclination to raise capital now* as it only dilutes our oil and gas assets further…. The ducks are quacking, time to feed them!" (emphasis added).

42. Palikaras and Meta I's CFO recommended to Meta I's Board that they approve conducting the ATM Offering, stating "all [Meta's advisers] *strongly recommended we take as much of the money as we can ahead of the closing.*" (emphasis added). And although the ATM Offering would be "[d]ilutive to Torchlight [common and preferred] shareholders, before Ex-Dividend date *however it also takes advantage of the potential best pricing due to any short covering effect prior to the Ex-Date.*" (emphasis added).

43. Although Meta I did not formally agree to Brda's demands, Meta II ultimately did enter into an agreement with Brda post-merger regarding an amount to fund drilling for the oil and gas assets—consistent with Brda's original plan and part of his scheme.

44. The day after Torchlight's stock price increased dramatically in response to the news of the Record Date announcement, Torchlight executed a sales agreement with an investment bank to conduct the ATM Offering. As a result of the ATM Offering, Torchlight sold 16.2 million shares of common stock between June 18 and June 24, at an average price of $8.50 per share,

raising $137.5 million. Over 95% of that volume was sold prior to the "T plus 2" date of June 22, 2021.

45. Torchlight's stock reached its highest price around the "T plus 2 date" of June 22, 2021 just as Torchlight, Brda, and Palikaras predicted. But after closing at $9.92/share on June 21st, and $7.00/share on June 22nd, the stock price fell dramatically. On June 25, 2021, the Preferred Dividend payment date, the stock closed at $4.95/share. The following Monday (June 28th), after Torchlight announced a 2-for-1 reverse stock split and the completion of its merger with Meta I, the company's new ticker (MMAT) closed at $3.98/share (after accounting for the reverse split, less than half its prior day close).

46. The communications by Brda and Palikaras during the ATM Offering reflected their intent to take advantage of the manipulated stock price. On Friday, June 18, after Torchlight sold two million shares on the first day of active selling on the ATM Offering, Brda texted Palikaras, "[*w*]*e have two days to take advantage of the squeeze*, today should have been a 5 million share day at 6 [dollars per share]…" (emphasis added). Palikaras responded, "[f]ill her up[.]" Another member of Torchlight's Board wrote to Brda, asking his input about transacting in the stock, "I won't move if I have information that isn't public, but *if this short squeeze goes high enough I don't want to miss it* if I can participate legally." (emphasis added).

Violations

47. As a result of the conduct described above, Respondent violated Section 10(b) of the Exchange Act and Rules 10b-5(a) and (c) thereunder, which prohibit fraudulent conduct in connection with the purchase or sale of securities; Section 17(a)(1) of the Securities Act, which prohibits the use of "any device, scheme, or artifice to defraud" in connection with the purchase or sale of securities; and Section 17(a)(3) of the Securities Act, which makes it unlawful for "any person in the offer or sale of any securities . . . directly or indirectly . . . to engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon the purchaser."

48. As a result of the conduct described above in Paragraphs 24 through 26, Respondent violated Section 17(a)(2) of the Securities Act, which makes it unlawful for "any person in the offer or sale of securities … directly or indirectly… to obtain money or property by means of any untrue statement of material fact or any omission to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading."

49. As a result of the conduct described above, Respondent violated Section 14(a) of the Exchange Act and Rule 14a-9 thereunder, which prohibit the use of a proxy statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communications with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

50. As a result of the conduct described above, Respondent violated Section 13(a) of the Exchange Act and Rules 12b-20, and 13a-11 thereunder, which require every issuer of a security registered pursuant to Section 12 of the Exchange Act to file with the Commission information, documents, and current reports as the Commission may require, and mandate that the reports contain such further material information as may be necessary to make the required statements not misleading.

51. As a result of the conduct described above, Respondent violated Section 13(b)(2)(A) of the Exchange Act, which requires issuers with a class of securities registered pursuant to Section 12 of the Exchange Act and issuers with reporting obligations pursuant to Section 15(d) of the Exchange Act to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect their transactions and dispositions of their assets.

52. As a result of the conduct described above, Respondent violated Section 13(b)(2)(B) of the Exchange Act, which requires issuers with a class of securities registered pursuant to Section 12 of the Exchange Act and issuers with reporting obligations pursuant to Section 15(d) of the Exchange Act to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

IV.

In view of the foregoing, the Commission deems it appropriate and in the public interest to impose the sanctions agreed to in Respondent's Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act, Respondent cease and desist from committing or causing any violations and any future violations of Section 17(a) of the Securities Act and Sections 10(b), 13(a), 13(b)(2)(A), 13(b)(2)(B), and 14(a) of the Exchange Act and Rules 10b-5(a), 10b-5(c), 12b-20, 13a-11, and 14a-9 thereunder.

B. Respondent shall pay a civil penalty of $1,000,000 to the Securities and Exchange Commission. The Commission may distribute civil money penalties collected in this proceeding if, in its discretion, the Commission orders the establishment of a Fair Fund pursuant to 15 U.S.C. § 7246, Section 308(a) of the Sarbanes-Oxley Act of 2002. The Commission will hold funds paid pursuant to this paragraph in an account at the United States Treasury pending a decision whether the Commission, in its discretion, will seek to distribute funds or, subject to Exchange Act Section 21F(g)(3), transfer them to the general fund of the United States Treasury. If timely payment is not made, additional interest shall accrue pursuant to 31 U.S.C. § 3717. Payment shall be made in the

following installments: $250,000 within 30 days after entry of this order; $250,000 within 120 days after entry of this order; $250,000 within 210 days after entry of this order; and the remaining balance within 300 days after entry of this order. Payments shall be applied first to post order interest, which accrues pursuant to 31 U.S.C. § 3717. Prior to making the final payment set forth herein, Respondent shall contact the staff of the Commission for the amount due. If Respondent fails to make any payment by the date agreed and/or in the amount agreed according to the schedule set forth above, all outstanding payments under this Order, including post-order interest, minus any payments made, shall become due and payable immediately at the discretion of the staff of the Commission without further application to the Commission.

Payment must be made in one of the following ways:

(1) Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;

(2) Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or

(3) Respondent may pay by certified check, bank cashier's check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center
Accounts Receivable Branch
HQ Bldg., Room 181, AMZ-341
6500 South MacArthur Boulevard
Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Meta Materials, Inc. as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to B. David Fraser, Associate Director, Division of Enforcement, Securities and Exchange Commission, 801 Cherry Street, Suite 1900, Unit 18, Fort Worth, TX 76102.

C. Regardless of whether the Commission in its discretion orders the creation of a Fair Fund for the penalties ordered in this proceeding, amounts ordered to be paid as civil money penalties pursuant to this Order shall be treated as penalties paid to the government for all purposes, including all tax purposes. To preserve the deterrent effect of the civil penalty, Respondent agrees that in any Related Investor Action, it shall not argue that it is entitled to, nor shall it benefit by, offset or reduction of any award of compensatory damages by the amount of any part of Respondent's payment of a civil penalty in this action ("Penalty Offset"). If the court in any Related Investor Action grants such a Penalty Offset, Respondent agrees that it shall, within 30 days after entry of a final order granting the Penalty Offset, notify the Commission's counsel in this action and pay the amount of the Penalty Offset to the Securities and Exchange Commission. Such a payment shall not be deemed an additional civil penalty and shall not be deemed to change

the amount of the civil penalty imposed in this proceeding. For purposes of this paragraph, a "Related Investor Action" means a private damages action brought against Respondent by or on behalf of one or more investors based on substantially the same facts as alleged in the Order instituted by the Commission in this proceeding.

D. Respondent acknowledges that the Commission is not imposing a civil penalty in excess of $1,000,000 based upon its agreement to cooperate in a Commission investigation and related enforcement action. If at any time following the entry of the Order, the Division of Enforcement ("Division") obtains information indicating that Respondent knowingly provided materially false or misleading information or materials to the Commission, or in a related proceeding, the Division may, at its sole discretion and with prior notice to the Respondent, petition the Commission to reopen this matter and seek an order directing that the Respondent pay an additional civil penalty. Respondent may contest by way of defense in any resulting administrative proceeding whether it knowingly provided materially false or misleading information, but may not: (1) contest the findings in the Order; or (2) assert any defense to liability or remedy, including, but not limited to, any statute of limitations defense.

By the Commission.

Vanessa A. Countryman
Secretary